May 3, 2005

Juniper Partners Acquisition Corp.
New York, NY

Dear Sir/Madam:

We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 2 to the Registration Statement of our report dated February 22, 2005 relating to the financial statements of Juniper Partners Acquisition Corp., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

Very truly yours,

/s/ BDO Seidman, LLP

BDO Seidman, LLP
New York, NY